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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Exeter Fund, Inc. (File No. 2-92633) of our reports each dated December 4, 1998 appearing in the annual reports to shareholders for the year ended October 31, 1998, of the Defensive Series, Tax Managed Series, Maximum Horizon Series, Blended Assets Series I, Blended Assets Series II, Flexible Yield Series I, Flexible Yield Series II and Flexible Yield Series III, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Custodian, Independent Accountants and Counsel" and "Financial Statements" in the Statement of Additional Information, all of which are part of this Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 20, 1999